EXHIBIT 10.4

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is made and entered by and among Robert Sparkman (“Executive”), and Friedman Industries, Inc. and its affiliated companies, corporations, partnerships, business associations, parents, and subsidiaries (collectively, “Friedman Industries”). Executive understands that in order to receive the consideration set forth herein, he must (i) execute and return to Friedman Industries this Agreement; and (ii) the seven-day revocation period has passed and Executive has not revoked. Executive understands that this Agreement is void ab initio if he fails to return the executed Agreement by 5:00 p.m. on March 27, 2019. Executive and Friedman Industries are sometimes referred to herein as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Executive is the Chief Executive Officer executive of Friedman Industries and holds certain other positions with Friedman Industries; and

WHEREAS, the parties now desire to enter into this Agreement for the purpose of providing for the orderly retirement of Executive and securing the future services of Executive as a consultant.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

RETIREMENT

1.           Retirement. Executive and Friedman Industries acknowledge and agree:

a.     This Agreement is effective at 12:01 a.m. of the Effective Date specified in paragraph 22 below.

b.     Executive’s service as a Director and the Chief Executive Officer of Friedman Industries and from all other positions he may hold with Friedman Industries and any of its subsidiaries and affiliates (whether as an officer, manager, director, managing director, employee, or otherwise) ended as of February 12, 2019 pursuant to Executive’s written resignation.

c.     Executive’s employment with Friedman Industries shall end on March 31, 2019.

d.     Friedman Industries’ payment to Executive of the amounts described in paragraph 3 of this Agreement is not required by Friedman Industries policies or procedures or by any contractual obligation of Friedman Industries, is new consideration to which Executive was not already otherwise entitled to, and is offered by Friedman Industries solely as consideration for this Agreement.

e.     This Agreement supersedes and replaces any previously entered employment contracts or agreements between Friedman Industries and Executive.

f.     For the avoidance of doubt, beginning on the Effective Date, Executive shall be eligible to elect COBRA continuation coverage under the group health insurance plan (medical, dental and vision) of Friedman Industries in which the Executive participated immediately prior to the Effective Date.

CONSULTING AND COOPERATION

2.     Consulting Services. For a period of two (2) years immediately following the Effective Date, Executive agrees to provide consulting services to, and cooperation with, Friedman Industries on an as requested basis. Executive’s services shall include, but are not limited to, taking phone calls to answer reasonable questions about Executive’s former duties or business matters, locating files and documents, and making himself available to meet with Friedman Industries if necessary. To the extent the Executive has pertinent information, the Executive agrees to cooperate with any internal or external investigation, as well as the prosecution or defense of any claims or disputes brought by or against Friedman Industries, whether administrative, civil or criminal in nature, in which, and to the extent Friedman Industries deems the Executive’s cooperation necessary.

CONSIDERATION AND RELEASE

3.     Retirement Payments. In consideration of Executive’s execution of this Agreement, and his other agreements contained herein, Friedman Industries will pay Executive the following (collectively referred to the “Retirement and Separation Payments”):

a.     Cash Payment. Continued payment of Executive’s existing base salary until March 31, 2019, less applicable withholdings and deductions in accordance with Friedman Industries’ normal payroll practices.

b.     Restricted Stock. Friedman Industries shall grant Executive 20,000 shares of restricted stock of Friedman Industries (the “Restricted Shares”) pursuant to the Restricted Stock Award Agreement in the form attached hereto as Exhibit A. The Restricted Shares shall vest on the second anniversary of the Effective Date if and only if Executive complies with and does not breach the provisions contained herein as determined by the Board of Directors of Friedman Industries in its sole discretion. Executive acknowledges and agrees that the outstanding grant of 50,000 unvested shares of restricted stock to Executive will expire by its terms upon execution of this Agreement.

c.     Executive acknowledges that but for this Agreement he would not otherwise be entitled to the Retirement and Separation Payments and further acknowledges and agrees that the Retirement and Separation Payments are in lieu of any other payments that he would otherwise have been entitled to under any employment agreement or other contract.

4.     Executive’s Release and Covenant Not to Sue: For and in consideration of the actions by Friedman Industries in paragraph 3 of this Agreement, the receipt and sufficiency of which is hereby acknowledged, Executive hereby irrevocably and unconditionally releases and forever discharges, and covenants not to sue or bring any other legal action against Friedman Industries, with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Executive has or which could be asserted on his behalf by any person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. Executive understands and agrees that this release includes, but is not limited to, the following claims and causes of action resulting from or relating to acts or omissions on or before the date of the execution of this Agreement:

a.     All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract (including, but not limited to, a breach of any employment agreement or other contract that he may have signed during his employment), promissory estoppel, detrimental reliance, wrongful discharge, discrimination on the basis of race, sex, age, national origin, religion, disability or any other characteristic protected under federal or state law, retaliation, failure to accommodate, negligence, gross negligence, negligent hiring, negligent supervision, negligent retention, false imprisonment, assault and battery, intentional infliction of emotional distress, slander, libel, fraud, misrepresentation, and invasion of privacy;

b.     All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, the Sarbanes-Oxley Act, as amended, Dodd Frank Wall Street Reform and Consumer Protection Act, Title VII of the Civil Rights Act of 1964, as amended, Age Discrimination in Employment Act, as amended, Chapter 21 of the Texas Labor Code, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, as amended;

c.     All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, emotional distress damages, liquidated damages, punitive/exemplary damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, damage to credit, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever; and

d.     All claims and causes of action arising out of or in any way connected with, directly or indirectly, Executive’s employment with Friedman Industries, including, without limitation, Friedman Industries’ treatment of him, the terms and conditions of his employment, the termination of his employment, or the compensation, benefits or payments received or that should have been received during or subsequent to this employment except any future claims relating to COBRA and/or retirement benefits.

e.     Executive represents that neither he nor anyone acting for him or on his behalf or at his request has initiated any action, charge, or other proceeding against Friedman Industries or any of its predecessors successors, parents, subsidiaries, affiliates, agents, assigns, representatives or their present or former directors, officers, employees or agents with any federal, state or local court or administrative agency. Executive expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any action, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events occurring prior to this Agreement.

f.     For the avoidance of doubt, Executive will be entitled to all indemnification rights provided for Friedman Industries’ officers and directors liability insurance policy as in effect as of the Effective Date inuring to Executive’s benefit as a result of his employment with Friedman Industries (except as may be limited by law). Such indemnification rights shall survive after the Effective Date in accordance with their applicable terms.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

5.     Non-competition and non-solicitation. As an inducement for the parties to enter into this Agreement, the parties hereof agree as follows:

a.     For a period of two (2) years immediately following the Effective Date (the “Restricted Period”), Executive agrees that he will not engage in any business directly competitive with the business conducted by Friedman Industries; or render advice or services similar to those provided for Friedman Industries to any other person, association, or entity who is engaged in any business directly competitive with the business conducted by Friedman Industries.

b.     Executive and Friedman Industries agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this paragraph 5 are reasonable and do not impose any greater restraint than is necessary to protect Friedman Industries and its subsidiaries and affiliates, and their legitimate business interests, including protecting the confidential information provided by Friedman Industries to Executive. Executive and Friedman Industries also acknowledge that money damages would not be sufficient remedy for any breach of this paragraph 5, and Friedman Industries and its subsidiaries and affiliates, as applicable, shall be entitled to enforce the provisions of this paragraph 5 by obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of paragraph 5, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents. Executive and Friedman Industries further acknowledge and agree that, in the event of any breach by Executive of the provisions of this paragraph 5, the Restricted Period shall be extended by the length of such period of breach.

c.     For the Restricted Period, Executive agrees he shall not, directly or indirectly, on behalf of himself or another company or entity:

i.

interfere with the relationship of Friedman Industries or any affiliate with, or endeavor to entice away from Friedman Industries or any affiliate, any individual, company, or entity that contracts with or has a business relationship with Friedman Industries or its affiliates;

ii.

establish a business with, or cause or attempt to cause others to establish, a business with, any employee or agent of Friedman Industries or any of its affiliates, if such business is or will compete with Friedman Industries or any of its affiliates; or

iii.

employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of Friedman Industries or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

ADDITIONAL PROVISIONS AND COVENANTS

6.     Tax Consequences: Executive hereby releases Friedman Industries from, and agrees to assume full responsibility to any federal, state, or local taxing authorities for any tax consequences, by Friedman Industries under paragraph 3 of this Agreement. Executive COVENANTS AND AGREES TO DEFEND AND INDEMNIFY AND HOLD HARMLESS Friedman Industries FROM AND AGAINST ANY TAXES, FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS, PROCEEDINGS, AND ANY OTHER LIABILITY ARISING OUT OF SUCH TAX CONSEQUENCES. Executive acknowledges and agrees that Friedman Industries and its legal counsel have made no representations regarding the proper tax treatment of the payments set out in paragraph 3.

7.     IRS Code Section 409A. Executive certifies, acknowledges and agrees that he has been provided the opportunity to consult with legal counsel and that in no event whatsoever shall Friedman Industries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A in connection with this Agreement.

8.     Confidentiality of Agreement. Executive and Friedman Industries agree to keep this Agreement and each of its terms completely confidential; however, any party may disclose the terms of this Agreement to such party’s attorneys, accountant, spouse, or as otherwise required by law.

9.     Non-Disparagement. Executive agrees not to, directly or indirectly, disclose, communicate, or publish any intentionally negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever, concerning or related to Friedman Industries or any of its senior executives, management, or members of the board of trustees, except as required by applicable law. Nothing in this Section is intended to preclude Executive from providing truthful testimony in response to a lawful subpoena or as otherwise required by law.

10.     Confidentiality of Company Information. Notwithstanding anything to the contrary in this Agreement, Executive shall continue to abide by his existing confidentiality agreements with and obligations to Friedman Industries, including any confidentiality policies. Confidential information specifically includes information and data known to Executive by virtue of his employment with Friedman Industries and any of its subsidiaries and affiliates, to the extent such information is not otherwise publicly known or available other than as a result of Executive’s breach of his confidentiality obligations. Executive acknowledges his obligations not to disclose confidential information.

11.     Acknowledgement. Executive acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by Friedman Industries any of its subsidiaries and affiliates, or any of its representatives, including, but not limited to, any representation or statement with regard to the subject matter, basis, or effect of this Agreement. Executive further acknowledges the following: that he has been advised to consult with an attorney prior to executing this Agreement; that he is of sound mind and otherwise competent to execute this Agreement; and that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures.

12.     Reporting. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further agrees this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission or any other securities regulatory agency or authority. However, Executive represents that he is unaware of any act or omission on his part or the part of Friedman Industries or anyone acting or purporting to act for or on behalf of Friedman Industries that may constitute a violation of any law, nor does he know of any basis on which any third party or governmental entity could assert such a claim.

13.     Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission or electronic mail with confirmation of transmission, to Michael Taylor, CEO, 1121 Judson Road, Suite 124, Longview, TX 75601.

14.     Applicable Law; Arbitration. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration to take place in Harris County, Texas. Arbitration shall be administered exclusively by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in affect and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. The American Arbitration Association Commercial Arbitration Rules require all temporary, preliminary, and permanent injunctive or other equitable relief, including, without limitation, specific performance, to be brought in arbitration. Any arbitral award determination shall be final and binding upon the parties.

As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the parties agree that Friedman Industries shall have the right to initiate an action in a court of competent jurisdiction located in Harris County, Texas regarding enforceability of this Section. However, nothing in this Section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate.

15.     No Waiver. No failure by a party at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.     Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then (a) the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and (b) the provision held to be invalid or unenforceable will be limited or modified in its application to the minimum extent necessary to avoid the invalidity or unenforceability, and, as so limited or modified, the provision and the balance of this Agreement will be enforceable in accordance with its terms.

17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18.     Headings. The section and paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

19.     Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of Friedman Industries and any successor or assign thereof. This Agreement is personal to Executive and shall not be assigned by Executive without the explicit written consent of the other parties hereto.

20.     Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement supersedes (a) any prior agreements between any of the parties concerning the subject matter of this Agreement, and (b) all other agreements between or among the parties, unless specifically modified or incorporated by reference by this Agreement.

21.     Injunctive Relief. Each party acknowledges and agrees that the covenants, obligations and agreements of such party contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the non-breaching party irreparable injury for which adequate remedies at law are not available. Therefore, each party agrees that all parties to this Agreement will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as an arbitration tribunal may deem necessary or appropriate to restrain such party from committing any violation of the covenants, obligations or agreements referred to in this Agreement in accordance with the Commercial Arbitration Rules then in affect with the American Arbitration Association, including but not limited to Commercial Arbitration Rule 38, Emergency Measures of Protection.

22.     Time for Acceptance, Revocation, Effective Date: Executive acknowledges and agrees that he voluntarily and with the advice of counsel agrees to waive any time periods for acceptance. Executive further acknowledges that: (i) he may revoke his acceptance of this Agreement by notifying Friedman Industries in writing (by delivery of written notice to person listed above) within seven (7) days after he signs and returns this Agreement; (ii) if Executive timely revokes his acceptance, he will not be eligible for and will not receive the Retirement and Separation Payments; and (iii) if Executive does not timely revoke his acceptance, this Agreement will become effective and enforceable on the eighth (8th) day after Executive signs and returns this Agreement (the “Effective Date”).

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

Friedman Industries, Inc.

By:	/s/ Michael Taylor
Michael Taylor, CEO
Date:	March 13, 2019

/s/ Robert Sparkman
Robert Sparkman
Date:	March 13, 2019

Exhibit A

FRIEDMAN INDUSTRIES, INCORPORATED
2016 RESTRICTED STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made by and between Friedman Industries, Incorporated, a Texas corporation (the “Company”), and Robert Sparkman (the “Participant”) effective as of March 13, 2019 (the “Grant Date”), pursuant to the Friedman Industries, Incorporated 2016 Restricted Stock Plan (the “Plan”), a copy of which previously has been made available to the Participant and the terms and provisions of which are incorporated by reference herein.

Whereas, the Company desires to grant to the Participant the shares of the Company’s common stock, $1.00 par value per share, specified herein (the “Shares”), subject to the terms and conditions of this Agreement; and
Whereas, the Participant desires to have the opportunity to hold the Shares subject to the terms and conditions of this Agreement.
Now, Therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)     “Forfeiture Restrictions” means the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Shares issued to the Participant hereunder and the obligation to forfeit and surrender such Shares to the Company in accordance with the terms and conditions of the Plan and this Agreement.

(b)     “Period of Restriction” means the period during which Restricted Shares are subject to Forfeiture Restrictions and during which Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c)     “Restricted Shares” means the Shares that are subject to the Forfeiture Restrictions under this Agreement.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.     Grant of Restricted Shares. Effective as of the Grant Date, the Company shall cause to be issued in the Participant’s name 20,000 shares of the Company’s common stock, $1.00 par value, as Restricted Shares. The Company shall cause certificates or electronic book entries evidencing the Restricted Shares, and any shares of Stock or rights to acquire shares of Stock distributed by the Company in respect of Restricted Shares during any Period of Restriction (the “Retained Distributions”), to be issued in the Participant’s name. During the Period of Restriction such electronic book entries and certificates shall bear a restrictive legend to the effect that ownership of such Restricted Shares (and any Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and this Agreement. The Participant shall have the right to vote the Restricted Shares awarded to the Participant and to receive and retain all regular dividends paid in cash or property (other than Retained Distributions), and to exercise all other rights, powers and privileges of a holder of shares of the Stock, with respect to such Restricted Shares, with the exception that (a) the Participant shall not be entitled to delivery of the stock certificate or certificates or electronic book entries representing such Restricted Shares until the Forfeiture Restrictions applicable thereto shall have expired, (b) the Company shall retain custody of all Retained Distributions made or declared with respect to the Restricted Shares (and such Retained Distributions shall be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid, or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts and (c) the Participant may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Distributions during the Period of Restriction. Upon issuance any certificates shall be delivered to such depository as may be designated by the Compensation Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions which shall be forfeited in accordance with the Plan and this Agreement. In accepting the award set forth in this Agreement the Participant accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

3.     Transfer Restrictions. The Shares awarded hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, the Shares awarded hereby that are no longer subject to Forfeiture Restrictions may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. The Participant also agrees that the Company may (a) refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares. On or prior to the Grant Date, the Shares granted hereby will be registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the Shares is available from the Company.

4.     Vesting/Lapse of Period of Restriction. The Restricted Shares awarded hereby are subject to the Forfeiture Restrictions. The Forfeiture Restrictions will lapse as to the Restricted Shares as provided below.

(a)     Vesting in General. The Forfeiture Restrictions will lapse as to the Restricted Shares that are awarded hereby, and the Participant’s right to sell or other dispose of the Restricted Shares shall vest as follows:

100% of the Restricted Shares shall vest on the second anniversary of the Grant Date, provided that Participant has fulfilled all of his obligations under and at no time since the Grant Date breached that certain Retirement and Consulting Agreement by and between Participant and the Company dated as of the Grant Date, in each case as determined by the Company’s Board of Directors in its sole discretion.

(b)     Issuance of Shares Upon Vesting. Upon the lapse of the Forfeiture Restrictions with respect to Shares awarded hereby the Company shall cause to be delivered to the Participant a stock certificate or electronic book entry representing such Shares, and such Shares shall be transferable by the Participant (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.     Capital Adjustments and Reorganizations. The existence of the Restricted Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.     Tax Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to the Participant for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or its subsidiaries or any Affiliate has a withholding obligation, the Participant shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or its subsidiaries or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Participant fails to do so, the Company or its subsidiaries or any Affiliate is authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Participant in any capacity any tax required to be withheld by reason of such resulting income, sufficient to satisfy the withholding obligation. The Company shall have no obligation to deliver a stock certificate or electronic book entry for the Shares granted hereby on lapse of the Forfeiture Restrictions until the Company, a proper subsidiary or other Affiliate has received payment sufficient to cover the withholding tax obligations described in this section.

7.     Section 83(b) Election. The Participant shall not exercise the election permitted under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Shares without the prior written approval of the Chief Financial Officer of the Company. If the Chief Financial Officer of the Company permits the election, the Participant shall timely pay the Company the amount necessary to satisfy the Company’s attendant tax withholding obligations, if any.

8.     No Fractional Shares. All provisions of this Agreement concern whole shares. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

9.     Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company and its Affiliates as long as the Participant has an employment relationship with the Company and its Affiliates. The Compensation Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, for purposes of the Plan and the Compensation Committee’s determination shall be final and binding on all persons.

10.     Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Participant and the Company, its subsidiaries or any of its Affiliates, to guarantee the right to remain employed by the Company, its subsidiaries or any of its Affiliates for any specified term or to require the Company, its subsidiaries or any of its Affiliates to employ the Participant for any period of time.

11.     Legend. The Participant consents to the placing on the certificate or electronic book entry for the Shares an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder.

12.     Notices. Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office and addressed to the attention of the Compensation Committee and to the Participant at the Participant’s residential address indicated in the records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

13.     Amendment and Waiver. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Participant. Only a written instrument executed and delivered by the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Participant. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

14.     Dispute Resolution. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Compensation Committee.

15.     Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.     Headings. Headings of Sections are included for convenience of reference only and do not constitute part of this Agreement and shall not be used in construing the terms and provisions of this Agreement.

17.     Gender and Number. If the context requires, words of one gender when used in this Agreement will include the other genders, and words used in the singular or plural will include the other.

18.     Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Shares awarded hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and the Participant, the Participant’s permitted assigns, executors, administrators, agents, legal and personal representatives.

19.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

In Witness Whereof, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all effective as of the date first above written.

FRIEDMAN INDUSTRIES, INCORPORATED

By:	/s/ Michael Taylor
Michael Taylor, CEO

PARTICIPANT:

/s/ Robert Sparkman
Name: Robert Sparkman